Exhibit 99.1

RenaissanceRe Announces Redemption of 8.10% Series A Preference Shares

Pembroke, Bermuda, December 15, 2006 — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that it had called all of its outstanding 8.10% Series A Preference Shares (NYSE: RNRPRDA; CUSIP: G7496G 20 2) for mandatory redemption on January 15, 2007. The redemption price will be $25 per Preference Share, plus accrued and unpaid dividends to January 15, 2007.

On and after the redemption date, the Series A Preference Shares will no longer be deemed to be outstanding, dividends on the Series A Preference Shares will cease to accrue, and all rights of the holders of the Series A Preference Shares will cease, except for the right to receive the redemption price, without interest thereon, upon surrender of the Series A Preference Shares.

As of today there are 6,000,000 of the Series A Preference Shares outstanding. The notice of redemption has been mailed to registered holders of the Series A Preference Shares today. Questions relating to and requests for additional copies of the notice of redemption and the related materials should be directed to the redemption agent, Mellon Investor Services LLC, at P. O. Box 3300, South Hackensack, NJ (Telephone Information Number 1-800-777-3674).

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

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INVESTOR CONTACT: Todd R. Fonner Senior Vice President RenaissanceRe Holdings Ltd. (441) 239-4801	MEDIA CONTACT: David Lilly or Dawn Dover Kekst and Company (212) 521-4800